Hines

July 13, 2018

Dear Shareholder,

We are writing to provide you with an update concerning your investment in Hines Real Estate Investment Trust, Inc. (the "Company").

We are pleased to report that on or around July 31, 2018, the Company will make its final distribution of an additional $0.08 per share. Shortly after the payment of this final distribution to our shareholders, we expect to complete the dissolution and winding up of the Company pursuant to the plan of liquidation and dissolution approved by shareholders in November 2016.

Since the Company commenced operations in 2004, the Company's board of directors and management team remained focused on building and managing a portfolio of high-quality investment properties. Despite the challenges experienced through The Great Recession, which amounted to the worst economic downturn in 70 years, we remained committed to our objective of maximizing the performance of your investment. We appreciate your support through the years, not only through our efforts to overcome those circumstances and to continue to provide regular distributions to our shareholders, but also, following our announcement of the plan of liquidation and dissolution, as we worked to return investors' capital and bring the Company to a close.

We thank you for your investment and your selection of Hines as an investment partner.

Sincerely yours,

Sherri W. Schugart

Sherri W. Schugart
President & CEO

Please see our Current Report on Form 8-K, filed with the Securities and Exchange Commission ("SEC") on July 13, 2018, for additional information concerning the final distribution and the anticipated completion of the winding up of the Company. This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These forward-looking statements include, among others, the expected timing and amount of the final distribution and the completion of the winding up of the Company. These risks and uncertainties include, without limitation, unanticipated difficulties or expenditures relating to the completion of the liquidation and dissolution. For a further list and description of such risks and uncertainties, see the reports filed by the Company with the SEC, including the Company's most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Any forward-looking statement speaks only as of the date of this letter. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information or developments, future events or otherwise.

HINES REAL ESTATE INVESTMENT TRUST, INC.

2800 Post Oak Boulevard, Suite 5000
Houston, Texas 77056-6118
P 888.220.6121
F 713.966.2661